As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NVR, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1394360
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

7601 Lewinsville Road, Suite 300

McLean, Virginia 22102

(703) 761-2000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Mr. Dwight C. Schar

Chief Executive Officer

NVR, Inc.

7601 Lewinsville Road, Suite 300

McLean, Virginia 22102

(703) 761-2000

(Name, address, including zip code and telephone number,

including area code, of agent for service)

With Copies to:

J. Warren Gorrell, Jr., Esq.

Alan L. Dye, Esq.

Thomas C. Morey, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Debt Securities (3)	(4)	(4)	(4)

Common Shares (3)	(4)	(4)	(4)

Preferred Shares (3)	(4)	(4)	(4)

Depositary Shares, representing Preferred Shares (3)	(4)	(4)	(4)

Warrants (3)	(4)	(4)	(4)

Total	$1,000,000,000		$1,000,000,000	$126,700

(1)	Estimated solely for purposes of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this Registration Statement will not exceed $1,000,000,000.
(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Includes such indeterminate principal amount of debt securities, such indeterminate number of common shares, such indeterminate number of preferred shares and such indeterminate number of warrants as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible, exchangeable or exercisable securities (including any securities issuable upon stock splits or similar transactions pursuant to Rule 416 under the Securities Act of 1933) as may be offered pursuant to this Registration Statement.
(4)	The amount to be registered, proposed maximum offering price per security and proposed aggregate offering price are not specified pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement relates to securities that may be offered from time to time. This Registration Statement contains a form of basic prospectus relating to the Registrant, which will be used in connection with one or more offerings of securities. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary prospectus dated May 27, 2004

PROSPECTUS

$1,000,000,000

NVR, INC.

Debt securities

Common shares

Preferred shares

Depositary shares

Warrants

We may offer, from time to time, in one or more series or classes, the following securities:

•	debt securities,
•	common shares,
•	preferred shares,
•	preferred shares represented by depositary shares, or
•	warrants to purchase securities.

The aggregate initial offering price of these securities will not exceed $1,000,000,000. We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering.

You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you decide to invest in the securities offered hereby. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Our common shares are listed on the American Stock Exchange under the trading symbol “NVR.” On May 26, 2004, the last reported sale price of our common shares on the AMEX was $457.35. Our principal executive offices are located at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102, telephone number (703) 761-2000.

See “Risk Factors” in our annual report on Form 10-K and, if applicable, in the accompanying prospectus supplement for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2004

PRELIMINARY NOTE

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

When we refer to the “Company,” “we,” “us,” or “our” in this prospectus, we mean NVR, Inc. and its subsidiaries or, as the context may require, NVR, Inc. only.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements in this prospectus and the documents incorporated by reference constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our, and our affiliates, or the industry’s actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	general economic and business conditions (on both a national and regional level);

•	interest rate changes;

•	access to suitable financing;

•	competition;

•	the availability and cost of land and other raw materials used by us in our homebuilding operations;

•	shortages of labor,

•	weather-related slow-downs;

•	building moratoria;

•	governmental regulation;

•	our ability to integrate any acquired business;

•	fluctuation and volatility of stock and other financial markets; and

•	other factors over which we have little or no control.

NVR has no obligation to update such forward-looking statements.

WHERE TO OBTAIN ADDITIONAL INFORMATION

This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet web site at http://www.sec.gov and on the Company’s website at www.nvrinc.com.

In addition, since our common stock is listed on the American Stock Exchange, you may inspect and copy our SEC filings at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and any future filings made with the SEC, prior to the completion of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on February 14, 2004 (File No.: 0001-12378);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 7, 2004 (File No.: 0001-12378); and

•	The description of our common stock included in our Registration Statement on Form 8-A filed with the SEC on September 27, 1993 (File No.: 0001-12378), including any amendment or report filed for the purpose of updating this description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at:

Corporate Secretary

NVR, Inc.

7601 Lewinsville Road, Suite 300

McLean, Virginia 22102

(703) 761-2000

THE COMPANY

We were formed in 1980 as NVHomes, Inc. We operate in two business segments, homebuilding and mortgage banking. We conduct our homebuilding activities directly and our mortgage banking operations primarily through a wholly owned subsidiary, NVR Mortgage Finance, Inc., which we refer to as “NVRM.”

We are one of the largest homebuilders in the United States and in the Washington, D.C. and Baltimore, Maryland metropolitan areas. We sold approximately 42% of our homes in 2003 in the Washington, D.C. and Baltimore, Maryland metropolitan areas. Our revenues from these metropolitan regions amounted to 54% of our 2003 homebuilding revenues. Our homebuilding operations include the construction and sale of single-family detached homes, townhomes and condominium buildings under three trade names: Ryan Homes, NVHomes and Fox Ridge Homes. Ryan Homes builds homes in 18 metropolitan areas located in Maryland, Virginia, West Virginia, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey and Delaware. Fox Ridge Homes builds homes solely in the Nashville, Tennessee metropolitan area. NVHomes builds homes in the Washington, D.C., Baltimore, Maryland, and Philadelphia, Pennsylvania metropolitan areas. Ryan Homes and Fox Ridge Homes sell moderately priced homes primarily to first-time homeowners and first-time move-up buyers. NVHomes sells homes to move-up and upscale buyers. In 2003, the average price of a unit we settled was approximately $297,900.

We do not engage in the land development business. Instead, we acquire finished building lots at market prices from various development entities under fixed price purchase agreements that require deposits that may be forfeited if we fail to perform under the agreement. The deposits required under the purchase agreements are in the form of cash or letters of credit in varying amounts and represent a percentage, typically ranging up to 10% of the aggregate purchase price of the finished lots.

This lot acquisition strategy reduces the financial requirements and risks associated with direct land ownership and land development. We may, at our option, choose for any reason and at any time not to perform under these purchase agreements by delivering notice of our intent not to acquire the finished lots under contract. Our sole legal obligation and economic loss for failure to perform under these purchase agreements is limited to the amount of the deposit pursuant to the liquidating damage provision contained within the purchase agreement. We do not have any financial guarantees or completion obligations and do not guarantee specific performance under these purchase agreements. We generally seek to maintain control over a supply of lots believed to be suitable to meet our sales objectives for the next 24 to 36 months.

In addition to building and selling homes, we provide a number of mortgage-related services through our mortgage banking operations, which operate in 11 states. Through office locations in each of our homebuilding markets, NVRM originates mortgage loans predominantly for our homebuyers. NVRM generates revenues primarily from origination fees, gains on sales of loans and title fees. NVRM sells substantially all of the mortgage loans it closes into the secondary markets on a servicing released basis.

Our principal executive offices are located at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102 and our telephone number is (703) 761-2000.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DISTRIBUTIONS

Our ratios of earnings to fixed charges were 18.6x, 17.4x, 14.7x, 10.9x and 7.0x for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, and was 20.0x for the three months ended March 31, 2004. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income before adjustment for minority interest in consolidated subsidiaries or income from equity investees, distributed income of equity investees, amortization of interest capitalized, and fixed charges. Fixed charges consist of interest expense, and amortization of debt issuance costs. As no preferred shares were outstanding during any of the years ended December 31, 2003, 2002, 2001, 2000 and 1999 or during the three months ended March 31, 2004, our ratio of earnings to combined fixed charges and preferred distributions for each such period was the same as our ratio of earnings to fixed charges for such period.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities to which this prospectus and any applicable prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more supplemental indentures and will be described in a prospectus supplement relating to the debt securities.

The senior indenture and a form of the subordinated indenture under which debt securities may be issued have been filed as exhibits to the registration statement of which this prospectus is a part. These indentures are available as described above under “Where to Obtain Additional Information” on page 2 of this prospectus. All references appearing in this prospectus are to sections of each indenture unless otherwise indicated, and capitalized terms used but not defined below will have the respective meanings set forth in each indenture.

General

The debt securities will be our unsecured general obligations and may be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures, as amended or supplemented from time to time, in each case between a trustee and us. Senior debt securities will be issued under the senior indenture and subordinated debt securities will be issued under the subordinated indenture.

The indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made under this heading relate to the debt securities and the indentures are summaries of their provisions, do not purport to be complete and are qualified in their entirety by reference to the indentures and debt securities themselves.

The indebtedness represented by our subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities. See “—Ranking” below for more information.

We conduct a portion of our operations through subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make any funds available, whether by dividends, loans or other payments. The payment of dividends or the making of loans and advances to us by the subsidiaries may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable prospectus supplement. Moreover, such payments, loans and advances would be contingent upon the earnings of the subsidiaries. Our right to receive assets of any of the subsidiaries upon liquidation or recapitalization of the subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of the subsidiaries’ creditors. In the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that of the debt securities.

Except as set forth in the applicable indenture or in one or more supplemental indentures and described in an applicable prospectus supplement, the debt securities may be authenticated and delivered under the indenture without limit as to aggregate principal amount, and may be issued in one or more series, in each case as established from time to time in or under authority granted by a resolution of our board of directors as established in the applicable indenture or in one or more supplemental indentures. All debt securities of one series do not have to be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301).

Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in the indenture or supplemental indenture, any action permitted to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement relating to any series of debt securities being offered will contain information on the specific terms of those debt securities, including, without limitation:

•	the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of such debt securities;

•	the date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates at which such debt securities will bear interest, if any, or the method by which such rate or rates will be determined;

•	the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the regular record dates, if any, for interest payable on any interest payment dates, or the method by which record dates may be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of (and premium) and interest, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer, exchange or conversion and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the period or periods within which, the price or prices at which, and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we have the option to redeem;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to our obligation to redeem, repay or repurchase such debt securities;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts are to be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the applicable indenture;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple of $1,000 and, if in bearer form, the denominations thereof if other than $5,000;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture;

•	with respect to our subordinated securities, whether such debt securities will be convertible into our common shares, preferred shares or other securities and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holders, and any applicable limitations on the ownership or transferability of the securities into which such debt securities are convertible;

•	whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

The debt securities may provide for less than the entire principal amount to be payable upon the declaration of acceleration of maturity. We refer to such debt securities as “original issue discount securities.” Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Except as described in the applicable indenture or in one or more supplemental indentures, the applicable indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities if, in registered form other than global form, will be issuable in denominations of $1,000 and integral multiples of $1,000, and if in bearer form other than global form will be issuable in denominations of $5,000 (Section 302).

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. At our option, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the applicable register for the debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, and notice whereof will be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture (Section 307).

Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Sections 305 and 1002).

Neither we nor the trustee will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication, whichever is applicable, of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid (Section 305).

Merger, Consolidation or Sale

We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•	either we are the continuing entity, or the successor entity expressly assumes the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries as a result thereof as having been incurred by us or a Subsidiary at the time of such transaction, no event of default under the indenture or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, will have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions described above is delivered to the trustee (Sections 801 and 803).

“Subsidiary” means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Certain Covenants

Existence. Except as described above under “Merger, Consolidation or Sale,” we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by articles of incorporation, bylaws and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.

Insurance. We will be required to, and we will be required to cause each of our Subsidiaries to, keep all insurable properties insured against loss or damage at least equal to their then full insurable value.

Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before they become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or the income, profits or property of any Subsidiary; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary.

However, we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1007).

Additional Covenants and/or Modifications to Covenants

Any additional covenants and/or modifications to the covenants described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating such debt securities.

Events of Default, Notice and Waiver

Each indenture will provide that the following events are “events of default” with respect to any series of debt securities issued thereunder (except as may be otherwise provided in the supplemental indenture establishing such series of debt securities and described in the applicable prospectus supplement):

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity;

•	default in the performance or breach of any other covenant or warranty of ours contained in the applicable indenture, continued for 60 days after written notice as provided in the applicable indenture;

•	default in the payment of an aggregate principal amount exceeding $5,000,000 of any of our recourse indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, if such indebtedness is not discharged;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or the property of either; and

•	any other event of default provided with respect to a particular series of debt securities (Section 501).

“Significant Subsidiary” means any subsidiary of ours that is a “significant subsidiary” within the meaning of Regulation S-X promulgated by the SEC under the Securities Act of 1933.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) of all the debt securities of that series to be due and payable immediately by written notice to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•	we have paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal of (or premium, if any) or interest on the debt securities of such series have been cured or waived as provided in such indenture (Section 502).

Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless such default has been cured or waived. However, the trustee will be protected in withholding notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding of notice to be in the interest of those holders (Section 601).

Each indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity satisfactory to it (Section 507). This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under an indenture, unless such holders have offered to the trustee security or indemnity satisfactory to it (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining in such direction (Section 512).

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status of the default (Section 1008).

Modification of the Indentures

Modifications and amendments of an indenture will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture which are affected by such modification or amendment. However, no such modification or amendment may, without the consent of the holder of each such debt security affected by the modification or amendment:

•	change the stated maturity of the principal of (or premium, if any) or any installment of interest on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal (or premium, if any), or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture or to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of various past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of such debt security; or

•	modify the ranking or priority of the debt securities (Section 902).

Our compliance with covenants relating to the maintenance of our existence and properties may be waived by the holders of at least a majority in principal amount of all outstanding debt securities of such series (Section 1010).

Modifications and amendments of an indenture may be made by us and the respective trustee without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to allow debt securities in bearer form to be registrable as to principal or issued in exchange for registered securities or debt securities in bearer form of other denominations, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any restrictions on payment of any premium, principal or interest on debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, if any such change or elimination becomes effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, or to correct or supplement any defect or inconsistency in an indenture, or to make any other provisions with respect to matters or questions arising under the applicable indenture which are not inconsistent with the provision of such indenture;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, if such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect; or

•	to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued thereunder; or

•	to add a guarantor of the debt securities (Section 901).

Each indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity of the original issue discount security;

•	the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point);

•	the principal amount of an indexed security that is deemed outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor will be disregarded.

Ranking

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all “Senior Debt” (as defined below) (Sections 1401 and 1402 of the subordinated indenture). However, our obligation to make payment of the principal and interest on such subordinated debt securities will not otherwise be affected (Section 1408 of the subordinated indenture). No payment of principal (or premium, if any) or interest will be permitted to be made on subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity, and the default is the subject of judicial proceedings or we receive notice of the default (Section 1403 of the subordinated indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the right of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt (Section 1407 of the subordinated indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of subordinated debt securities.

Under the subordinated indenture, “Senior Debt” will mean the principal of (and premium, if any) and interest on, or substantially similar payments that we make in respect of the following, whether outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

•	our indebtedness for money borrowed or represented by purchase-money obligations;

•	our indebtedness evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

•	our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	indebtedness of partnerships and joint ventures which is included in our consolidated financial statements;

•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire; and

•	any binding commitment of ours to fund a real estate investment or to fund an investment in an entity making a real estate investment,

in each case other than:

•	any indebtedness, obligation or liability as to which, in the instrument creating or evidencing such indebtedness, obligation or liability, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

•	any such indebtedness, obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

•	the subordinated debt securities.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the applicable prospectus supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

We may be permitted under the applicable indenture to discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each indenture provides that, if the provisions relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), which we refer to as a “defeasance” (Section 1302); or

•

to be released from our obligations with respect to such debt securities under specified sections of Article Ten of the indenture as described in the applicable prospectus supplement and any omission to comply with such obligations will not be an event of default with respect to such debt securities, which we refer to as a “covenant defeasance” (Section 1303),

in either case, upon our irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, is required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1304).

As used in this prospectus, “government obligations” means securities which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, and which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depositary receipt (Section 101).

Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency or currency unit other than that in which such deposit has been made in respect of such debt security; or

•	a conversion event (as defined below) occurs in respect of the currency or currency unit in which such deposit has been made,

the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency or currency unit in which such debt security becomes payable as a result of such election or such conversion event based on the applicable market exchange rate (Section 1305).

As used in this prospectus, “conversion event” means the cessation of use of:

•	a foreign currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet point under “Events of Default, Notice and Waiver” with respect to specified sections of Article Ten of each indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the sixth bullet point under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Debt Securities

The indenture provides that the debt securities may be redeemed at any time at our option, in whole or in part, at the prescribed redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.

From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of any optional redemption by us of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and, in the case of partial redemption, the principal amount of the debt securities held by such holder to be redeemed. (Section 1104).

If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the notice of redemption given to holders (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all the debt securities are to be redeemed, the trustee will select the debt securities to be redeemed in such manner as it deems fair and appropriate. (Section 1102 and 1103).

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common shares, preferred shares or other securities. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common shares, preferred shares or other securities to be received upon conversion or exchange would be calculated.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

DESCRIPTION OF COMMON SHARES

General

We are authorized to issue 60,000,000 common shares. As of May 21, 2004, we had 6,404,146 common shares outstanding. Our outstanding common shares are currently listed for trading on the American Stock Exchange under the symbol “NVR”. We will apply to the securities exchange on which the Company’s shares are traded to list the additional common shares to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be listed.

Quorum and Voting

The presence, in person or by proxy, of holders of a majority of the voting shares entitled to be cast on a matter at a meeting of the shareholders, constitutes a quorum for action on that matter. Our directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. In the election of directors, each outstanding share is entitled to one vote for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. Holders of common shares do not have the right to cumulate their votes for directors. Except as otherwise required by law or by our articles of incorporation or bylaws, any other action by any voting group is approved if the votes cast favoring the action within that voting group exceed the votes cast opposing the action within that voting group. The affirmative vote of holders of a majority of the outstanding shares is necessary to amend various provisions of our articles of incorporation and bylaws. Holders of common shares may vote their shares in person or by proxy.

Dividends

In accordance with its corporate power under Virginia law, our board of directors may determine that dividends are to be paid to the holders of the common shares from time to time out of legally available funds. We currently do not expect to pay dividends in the near future.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs, the holders of common shares then outstanding are entitled to share ratably in all of our assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of preferred shares.

Preemption Rights

Holders of shares do not have any preemptive rights to purchase, subscribe for or otherwise acquire our common shares or any other of our securities.

Board of Directors

General

Our board of directors currently has nine members, and is divided into three classes with staggered terms. Our articles of incorporation and bylaws provide that our board of directors shall have no less than seven and no more than 13 members, divided as equally as possible. Our directors serve for three-year terms and can be removed from office only for cause and only by the affirmative vote of a majority of the shareholders entitled to vote. Our bylaws provide that the majority of the board of directors will be comprised of independent directors. Our bylaws define “independent director” as a director who is “independent” under the listing standards of any national securities exchange upon which our shares are listed (but not the listing standards relating to the independence of the members of audit committees). Vacancies on our board of directors may be filled by our shareholders or by our remaining directors.

Quorum and Voting

A majority of the entire board of directors constitutes a quorum of our board of directors. The act of our board of directors is the affirmative vote of a majority of directors present at a meeting if a quorum is present when the vote is taken, unless our articles of incorporation or bylaws otherwise requires the vote of a greater number of our directors. The affirmative vote of a majority of our entire board of directors is required to approve certain actions.

Committees

Our board of directors has six standing committees—an audit committee, a compensation committee, a nominating committee, an executive committee, a corporate governance committee and a qualified legal compliance committee.

Our board of directors may also establish other committees from time to time, which committees will have at least three members who are appointed by our directors.

Approval of Affiliated Transactions

Our bylaws provide that we may enter into transactions with our directors and officers, holders of five percent or more of our voting stock or the voting stock of our subsidiaries, or companies in which any of them own ten percent or more equity interest (other than our wholly owned subsidiaries) only if such transactions are approved or ratified by a majority of disinterested directors of our board of directors.

Indemnification

We will indemnify and reimburse any present or former officers or directors

•	of ours,

•	of any constituent corporation or other business entity (and general partners thereof) absorbed by us in a merger or consolidation, or

•	of any other corporation or business entity at the request of us or any constituent corporation or other business entity (and general partners thereof) absorbed by us in a merger or consolidation,

against any reasonable expenses, counsel fees and liabilities actually incurred by them in any civil or criminal proceeding brought or threatened for acts arising out of their status as directors or officers, except for liabilities incurred because of willful misconduct or a knowing violation of criminal law, to the maximum extent permitted by law and in accordance with the Virginia Stock Corporation Act. Termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that such director or officer did not meet the applicable standard of conduct for indemnification. Indemnity will be paid in advance of the final disposition of the proceeding, provided the director or officer provides a written statement of his good faith belief that he has met a standard of conduct under the Virginia Stock Corporation Act and undertakes to repay us if it is ultimately determined that he or she is not entitled to indemnification as provided by our articles of incorporation.

Limitation of Liability

As permitted by Virginia law, our articles of incorporation provides that an officer or director will not be personally liable to us or our shareholders for damages arising out of any transaction, occurrence or course of conduct. However, an officer or director will not be relieved from liability for any willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Shareholder Liability

Virginia law provides that no holder of common shares is liable to us or our creditors with respect to shares purchased from us, except to pay the consideration for which the shares are authorized to be issued.

Change In Control

We have opted not to be subject to the restrictions on acquiring control of Virginia corporations under Article 14.1 (Control Share Acquisitions) of the Virginia Stock Corporation Act. In addition, our articles of incorporation do not contain any provisions designed to restrict shareholder voting rights.

Amendment of Articles of Incorporation and Bylaws

The affirmative vote of the holders of a majority of our outstanding shares is required to amend various provisions of our articles of incorporation, including the provision relating to the composition of our board of directors.

The bylaws can be amended by the shareholders or by the affirmative vote of a majority of the entire board of directors. Furthermore, the affirmative vote of the holders of a majority of our outstanding common shares is necessary to amend our bylaws to change, among other things, the requirement that a majority of our board of directors be comprised of independent directors or the requirement that our standing committees consist of four members.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Equiserv Trust Company, N.A.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue 15,000,000 preferred shares. No preferred shares were outstanding as of May 21, 2004. Under our articles of incorporation, our board of directors may from time to time establish and issue preferred shares. Our directors may fix the designation, preference, limitations and relative rights of any unissued preferred shares, and may redesignate any shares of any class or series that have not been issued or have been reacquired.

The following description of the preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and our bylaws.

General

Our board of directors may establish from time to time one or more series of preferred shares. Our board of directors may determine the designation, preference, limitations and relative rights of each series of preferred shares so issued. Because our board of directors has the power to establish the preference, limitations and relative rights of each series of preferred shares, it may afford the holders of any series of preferred shares preference, limitations and relative rights, voting or otherwise, senior to the rights of holders of common shares. The preferred shares will, when issued, be fully paid and nonassessable.

The prospectus supplement relating to any preferred shares offered thereby will contain the specific terms thereof, including, without limitation:

•	the designation of such preferred shares;

•	the number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

•	the dividend rate, period and/or payment date or method of calculation thereof applicable to such preferred shares;

•	the date from which dividends on such preferred shares will accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for such preferred shares;

•	the provision for a sinking fund, if any, for such preferred shares;

•	the provision for redemption, if applicable, of such preferred shares;

•	any listing of such preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof);

•	any other specific preferences, limitations and relative rights of such preferred shares;

•	a discussion of federal income tax considerations applicable to such preferred shares;

•	the relative ranking and preferences of such preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	whether interests in such preferred shares will be represented by depositary shares.

Rank

Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of us:

•	rank senior to all classes or series of our common shares and to all equity securities ranking junior to such preferred shares;

•	rank on parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on parity with the preferred shares; and

•	rank junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares.

The term “equity securities” does not include convertible debt securities.

Dividends

When, as and if declared by our board of directors, holders of the preferred shares of each series will be entitled to receive, out of our assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our share transfer books on such record dates as will be fixed by our board of directors.

Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of such series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Unless otherwise specified in the prospectus supplement, if any preferred shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any shares of ours of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of such series for any period unless:

•	if such series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series for all past dividend periods and the then current dividend period; or

•	if such series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of such series, all dividends declared upon preferred shares of such series and any other series of preferred shares ranking on a parity as to dividends with such preferred shares will be declared pro rata so that the amount of dividends declared per share of preferred shares of such series and such other series of preferred shares will in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred shares of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless

•	if such series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and

•	if such series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in common shares or other shares ranking junior to the preferred shares of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the common shares, or any other shares ranking junior to or on a parity with the preferred shares of such series as to dividends or upon liquidation, nor will any common shares, or any other capital shares of the Company ranking junior to or on a parity with the preferred shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other shares ranking junior to the preferred shares of such series as to dividends and upon liquidation).

Redemption

If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of such preferred shares that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless

•	if such series of preferred shares has a cumulative dividend, full cumulative dividends on all preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period, and

•	if such series of preferred shares does not have a cumulative dividend, full dividends of the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no preferred shares of any series will be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed. However, the foregoing will not prevent the purchase or acquisition of preferred shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series. In addition, unless

•

if such series of preferred shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and

•	if such series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we will not purchase or otherwise acquire directly or indirectly any preferred shares of such series (except by conversion into or exchange for shares ranking junior to the preferred shares of such series as to dividends and upon liquidation). However, the foregoing will also not prevent the purchase or acquisition of preferred shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series.

If fewer than all of the outstanding preferred shares of any series are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner that we determine.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice will state:

•	the redemption date;

•	the number and series of preferred shares to be redeemed;

•	the redemption to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to such shares will terminate.

If fewer than all of the preferred shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment will be made to the holders of our common shares or any other class or series of shares ranking junior to the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of each series of preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares and the corresponding amounts payable on all shares of other classes or series of our shares ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other such classes or series of capital shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or our business, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

Holders of preferred shares will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred shares.

Preemption Rights

Holders of preferred shares will not have any preemptive rights to purchase, subscribe for or otherwise acquire our stock or any other of our securities.

Shareholder Liability

Virginia law provides that no holder of preferred shares will be liable to us or our creditors with respect to shares purchased from us, except to pay the consideration for which the shares are authorized to be issued.

Registrar and Transfer Agent

The registrar and transfer agent for the preferred shares will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depository named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to the preferred share depository, we will cause the preferred share depository to issue, on our behalf, the depositary receipts.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares will be described in the applicable prospectus supplement. The description below and in any prospectus supplement does not include all of the terms of the depositary shares and should be read together with the applicable deposit agreement and related depositary receipts, each of which are incorporated by reference in this prospectus.

Dividends

The preferred share depository will distribute all cash dividends received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depository.

In the event of a dividend other than in cash, the preferred share depository will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depository, unless the preferred share depository determines that it is not feasible to make such distribution, in which case the preferred share depository may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the preferred share depository (unless the related depositary shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of the preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred share depository will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the preferred share depository, the preferred share depository will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we have paid in full to the preferred share depository the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the preferred share depository.

Voting of the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred share depository will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred share depository as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder’s depositary shares. The preferred share depository will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred share depository in order to enable the preferred share depository to do so. The preferred share depository will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred share depository will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depository.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred share depository with written instructions to the preferred share depository to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares or other securities, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred share depository. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding. No amendment will impair the right, subject to certain exceptions in the depository agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred share depository if holders of at least two-thirds of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred share depository will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred share depository with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if

•	all outstanding depositary shares have been redeemed;

•	there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares; or

•	each share of the related preferred shares has been converted into our common shares, preferred shares or other securities not so represented by depositary shares.

Charges of Preferred Share Depository

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred share depository in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the preferred share depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depository

The preferred share depository may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred share depository, any such resignation or removal to take effect upon the appointment of a successor preferred share depository. A successor preferred share depository must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

Miscellaneous

The preferred share depository will forward to holders of depositary receipts any reports and communications from us which are received by the preferred share depository with respect to the related preferred shares.

Neither the preferred share depository nor we will be liable if the preferred share depository is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and the preferred share depository’s under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred share depository will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred share depository may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred share depository receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred share depository will be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of any of the types of securities offered by this prospectus. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. No warrants were outstanding as of May 21, 2004.

The applicable prospectus supplement will describe the terms of the warrants and the warrant agreement in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, number and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities offered thereby with which such warrants are issued and the number of such warrants issued with each such security offered thereby;

•	the date, if any, on and after which such warrants and the related security will be separately transferable;

•	the price at which each of the securities purchasable upon exercise of such warrants may be purchased and any provisions for changes or adjustments to the exercise price;

•	the date on which the right to exercise such warrants will commence and the date on which such right will expire;

•	the minimum or maximum number of such warrants which may be exercised at any one time;

•	information with respect to book entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrant to purchase debt securities, payments of principal of, premium, if any, or interest on, the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if we directly offer and sell the securities. Ownership of global securities will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to ownership interests of participants) and records of the participants (with respect to ownership interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of global securities will not:

•	be entitled to have any of the individual securities of the series represented by such global security registered in their names;

•	receive or be entitled to receive physical delivery of any such securities in definitive form; and

•	be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of global securities for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to or through underwriters or dealers, and also may sell them directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable prospectus supplement.

Under agreements we may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with or perform services for us, or be our customers in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each such contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to such contracts will be neither less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom such contracts, when authorized, may be made include savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Such contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by such contracts may not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we must have sold to such underwriters the total principal amount of such securities less the principal amount thereof covered by such contracts.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the Company’s consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”

LEGAL MATTERS

The legality of the securities covered by this prospectus will be passed upon by Hogan & Hartson L.L.P., Washington, D.C., counsel to the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

SEC registration fee	$126,700
Fees of rating agencies	105,000
Printing and duplicating expenses	240,000
Legal fees and expenses	350,000
Accounting fees and expenses	65,000
NASD filing fees	40,000
Blue Sky fees and expenses	15,000
Trustee fees	15,000
Miscellaneous	60,000

Total	$1,016,700

Item 15.    Indemnification of Directors and Officers.

Under the Virginia Stock Corporation Act (the “Virginia Corporation law”), unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is a current or former director or officer of the corporation against reasonable expenses incurred in the proceeding.

Under the Virginia Corporation law, a corporation may indemnify a director who is made a party to a proceeding because of his directorship if (i) he acted in good faith, (ii) in the case of conduct in his official capacity with the corporation, he believed his conduct was in the best interests of the corporation, (iii) in any other case, he believed his conduct was not opposed to the best interests of the corporation, and (iv) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify officers to the same extent as directors. The Company’s articles of incorporation require the Company to indemnify to the fullest extent permitted by the Virginia Corporation law a present or former director or officer of (a) the Company, (b) any constituent corporation or other business entity absorbed by the Company in a merger or consolidation, or (c) at the request of the Company or such other entity, any other corporation or business entity, who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that such individual is a present or former director or officer of the Company, against any obligation to pay a judgment, settlement, penalty, fine or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding (except for liabilities incurred because of willful misconduct or a knowing violation of the criminal law). Under the Virginia Corporation law, the Company may not indemnify its directors (i) in a proceeding brought by or in the right of the corporation, in which the director was determined liable to the corporation, or (ii) any other proceedings charging improper personal benefit in which the director was determined liable on that basis. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not determinative that a director or officer acted in a way that prohibits indemnification.

The Company’s articles of incorporation require the Company to make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking must be an unlimited, unsecured general obligation of the director or officer and must be accepted without reference to his ability to make repayment. In accordance with the Virginia Corporation law, the director or officer must also provide a written statement of his good faith belief that he has met the standard of conduct under the Virginia Corporation law.

In accordance with the Virginia Corporation law, the Company’s articles of incorporation preclude the assessment of damages against a director or officer in any proceeding brought by or in the right of the Company or brought by or on behalf of the shareholders of the Company, except as otherwise provided under Virginia law. However, such liability will not be eliminated if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation, any laws prohibiting insider trading or manipulation of the market for any security.

The Company maintains an officer and director liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances, in the event that indemnification payments are made to such officers and directors.

The Company has also entered into employment agreements with Dwight C. Schar, Paul C. Saville and William J. Inman, in which the Company agrees to indemnify and hold harmless these officers for any acts or decisions made by them in good faith while performing services for the Company or its affiliates, and to pay all expenses actually and necessarily incurred by them in connection with any appeal thereon including the cost of court settlement arising or alleged to arise from their employment with the Company.

Item 16.    Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the Exhibits Index, which appears immediately after the signature page and is incorporated in this Item 16 by reference.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia on May 27, 2004.

NVR, INC.

/S/ PAUL C. SAVILLE
Paul C. Saville Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Paul C. Saville our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of the dates indicated:

Signature	Title	Date

/S/ DWIGHT C. SCHAR Dwight C. Schar	Chairman and Chief Executive Officer	May 27, 2004

/S/ J. CARTER BACOT J. Carter Bacot	Director	May 27, 2004

/S/ C. SCOTT BARTLETT, JR. C. Scott Bartlett, Jr.	Director	May 27, 2004

/S/ ROBERT C. BUTLER Robert C. Butler	Director	May 27, 2004

/S/ MANUEL H. JOHNSON Manuel H. Johnson	Director	May 27, 2004

/S/ WILLIAM A. MORAN William A. Moran	Director	May 27, 2004

Signature	Title	Date

/S/ DAVID A. PREISER David A. Preiser	Director	May 27, 2004

/S/ GEORGE E. SLYE George E. Slye	Director	May 27, 2004

/S/ JOHN M. TOUPS John M. Toups	Director	May 27, 2004

/S/ PAUL C. SAVILLE Paul C. Saville	Chief Financial Officer	May 27, 2004

/S/ DENNIS M. SEREMET Dennis M. Seremet	Controller	May 27, 2004

EXHIBIT INDEX

Exhibit Number		Exhibit

1.1	(a)	Form of Debt Securities Underwriting Agreement

1.2	(a)	Form of Common Shares Underwriting Agreement

1.3	(a)	Form of Preferred Shares Underwriting Agreement

1.4	(a)	Form of Depositary Shares Underwriting Agreement

1.5	(a)	Form of Warrants Underwriting Agreement

2.1	(b)	Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as modified to July 21, 1993).

4.3	*	Trust Indenture between the Company, as issuer, and the Bank of New York, as trustee, dated April 14, 1998.

4.4	*	First Supplemental Trust Indenture between the Company, as issuer, NVR Homes, Inc., as guarantor, and the Bank of New York, as trustee, dated April 14, 1998.

4.5	*	Second Supplemental Indenture between the Company, as issuer, and the Bank of New York, as trustee, dated February 27, 2001.

4.6	(c)	Third Supplemental Indenture between the Company, as issuer, and U.S. Bank Trust National Association, as trustee, dated March 14, 2002.

4.7	(d)	Fourth Supplemental Indenture between the Company, as issuer, and U.S. Bank Trust National Association, as trustee, dated June 17, 2003.

4.8	*	Form of Subordinated Indenture

4.9	(e)	Specimen Certificate of Common Shares

4.10	(a)	Specimen Certificate of Preferred Shares

4.11	(a)	Form of Deposit Agreement for Depositary Shares

4.12	(a)	Form of Equity Warrant Agreement

5.1	*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

12	*	Calculation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Distributions

23.1	*	Consent of KPMG LLP

23.2	*	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

24	(f)	Power of Attorney

25	*	Statement of Eligibility of Trustee on Form T-1

(a)	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.
(b)	Incorporated by reference to Exhibit 2.1 in the Company’s Registration Statement on Form S-1 (No. 33-63190).
(c)	Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K (No. 001-12378) filed June 17, 2003.
(d)	Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K filed (No. 001-12378) June 18, 2003.
(e)	Incorporated by reference to Exhibit 1 in the Company’s Registration Statement on Form 8-A (No. 0001-12378) filed September 27, 1993.
(f)	Filed as part of the signature page of this registration statement.
*	Filed herewith.